CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 27, 2012, on the financial statements of Vericimetry Funds, comprising Vericimetry U.S. Small Cap Value Fund, as of September 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Vericimetry Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 24, 2013